Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter Results: Positive Quarterly Net Income and Net Cash from Operations

TAMPA, FL – November 3, 2009 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today reported the results for its third quarter and the nine months ended September 30, 2009. Quality recorded net income for the third quarter of 2009 of $1.4 million, or $0.07 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, for the same quarter in 2008. Quality generated $6.7 million of net cash from operating activities in the current quarter. Net loss for the nine months ended September 30, 2009 was $(185.1) million, or $(9.55) per diluted share, compared to net loss of $(0.9) million, or $(0.04) per diluted share, for the nine months ended September 30, 2008.

Revenue excluding fuel surcharge was down 13.5% for the third quarter of 2009, compared to the third quarter of 2008, and down 19.2% for the nine months ended September 30, 2009, compared with the nine months ended September 30, 2008, reflecting continued pressure from the current economic environment.

Applying a normalized tax rate of 39% and excluding adjustment items, Quality had adjusted net income per diluted share of $0.06 for the third quarter of 2009, compared to adjusted net income per diluted share of $0.10 for the third quarter of 2008. Net income for the third quarter of 2009 includes a pre-tax restructuring charge of $0.3 million. Net income for the third quarter of 2008 contains a $1.7 million pre-tax restructuring charge.

As previously announced, on October 10, 2009, Quality sold substantially all of the operating assets of its Quala Systems, Inc. (“QSI”) tank wash subsidiary for $13.0 million, of which $10.0 million was paid in cash and the remaining $3.0 million in a subordinated note. The QSI business that was sold generated approximately $21.0 million of revenue for the nine months ended September 30, 2009 from tank wash and related operations.

Gary Enzor, Chief Executive Officer, stated, “This is an exciting time for our company. We have made significant progress this year in transforming Quality’s platform to a leaner, stronger and more efficient model. Sequentially, our revenue excluding fuel surcharge was up approximately 7% this quarter and we continue to generate solid cash flows. We’re still cautious in terms of this economic environment in the near term; however, we believe we are well positioned to take on the challenges and opportunities that 2010 will bring.”

Also, on October 15, 2009, Quality announced the completion of the previously announced private exchange offer and retail tender offer of its subsidiaries’ 9% Senior Subordinated Notes and Senior Floating Rate Notes. Steve Attwood, Chief Financial Officer, commented further, “Restructuring our debt pushed all major debt maturities out to 2013, eliminating any questions about our economic viability. Our new debt structure, coupled with positive cash flow from operations, and current availability under our ABL facility in excess of $50.0 million, provide the company with the flexibility to take full advantage of opportunities that present themselves as we move forward into 2010.”

Quality will host a conference call for investors to discuss these results on Wednesday, November 4, 2009 at 1:00 p.m. Eastern Time. The toll free dial-in number is 877-548-7911; the toll number is 719-325-4826; the passcode is 4350413. A replay of the call will be available through December 3, 2009, by dialing 888-203-1112; passcode: 4350413. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. Quality Distribution is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully integrate acquired businesses and converted affiliates; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10–K for the year ended December 31, 2008 and its Quarterly Reports on Form 10–Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:    Stephen R. Attwood

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
OPERATING REVENUES:
Transportation	$120,444	$144,774	$343,554	$445,798
Other service revenue	26,793	25,494	80,241	78,916
Fuel surcharge	15,568	44,473	38,528	122,490

Total operating revenues	162,805	214,741	462,323	647,204

OPERATING EXPENSES:
Purchased transportation	102,393	124,800	273,269	376,378
Compensation	19,040	27,519	61,791	83,518
Fuel, supplies and maintenance	16,129	30,031	49,591	93,199
Depreciation and amortization	5,055	5,207	15,694	15,435
Selling and administrative	5,592	8,699	19,614	26,515
Insurance costs	3,081	3,202	11,076	11,629
Taxes and licenses	1,023	1,583	3,096	4,042
Communications and utilities	1,977	3,104	6,785	10,109
Loss (gain) on disposal of property and equipment	279	(867)	14	(2,832)
Impairment charge	—	—	148,630	—
Restructuring costs	340	1,700	2,105	4,075

Total operating expenses	154,909	204,978	591,665	622,068

Operating income (loss)	7,896	9,763	(129,342)	25,136

Interest expense	6,462	8,455	19,980	26,246
Interest income	(25)	(128)	(211)	(333)
Gain on early extinguishment of debt	—	—	(675)	—
Other (income) expense	(8)	15	(284)	171

Income (loss) before income taxes	1,467	1,421	(148,152)	(948)
Provision for (benefit from) income taxes	41	704	36,951	(98)

Net income (loss)	$1,426	$717	$(185,103)	$(850)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.07	$0.04	$(9.55)	$(0.04)

Diluted	$0.07	$0.04	$(9.55)	$(0.04)

Weighted average number of shares
Basic	19,458	19,387	19,373	19,377
Diluted	19,653	19,556	19,373	19,377

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,831	$6,787
Accounts receivable, net	80,728	81,612
Prepaid expenses	6,382	12,922
Deferred tax assets, net	6,774	14,707
Other	5,772	7,950

Total current assets	102,487	123,978
Property and equipment, net	131,802	148,692
Assets held-for-sale	4,927	—
Goodwill	27,289	173,519
Intangibles, net	18,859	22,698
Non-current deferred tax asset, net	—	22,636
Other assets	8,203	10,580

Total assets	$293,567	$502,103

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of indebtedness	$3,538	$8,361
Current maturities of capital lease obligations	6,063	7,994
Accounts payable	9,646	16,126
Affiliates and independent owner-operators payable	11,052	7,649
Accrued expenses	22,937	25,357
Environmental liabilities	4,563	4,819
Accrued loss and damage claims	9,074	8,705

Total current liabilities	66,873	79,011

Long-term indebtedness, less current maturities	316,547	330,409
Capital lease obligations, less current maturities	12,862	15,822
Environmental liabilities	6,695	6,035
Accrued loss and damage claims	11,152	12,815
Other non-current liabilities	30,430	25,158

Total liabilities	444,559	469,250

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ (DEFICIT) EQUITY
Common stock	363,365	362,945
Treasury stock	(1,580)	(1,580)
Accumulated deficit	(299,137)	(114,034)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,650)	(26,488)
Stock subscriptions receivable	(234)	(234)

Total shareholders’ (deficit) equity	(152,825)	31,020

Total liabilities, redeemable noncontrolling interest and shareholders’ (deficit) equity	$293,567	$502,103

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS)

AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED AND ADJUSTED NET

INCOME (LOSS) PER SHARE

For the Three Months and the Nine Months Ended September 30, 2009 and 2008

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the benefit from income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Net Income (Loss) for significant items that are not regularly recurring. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

Net Income (Loss) Reconciliation:	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Net income (loss)	$1,426	$717	$(185,103)	$(850)

Net income (loss) per common share:
Basic	$0.07	$0.04	$(9.55)	$(0.04)

Diluted	$0.07	$0.04	$(9.55)	$(0.04)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	41	704	36,951	(98)
Gain on extinguishment of debt	—	—	(675)	—
Restructuring costs	340	1,700	2,105	4,075
Impairment charges	—	—	148,630	—
Gains on property sales	—	—	—	(2,128)

Adjusted income before income taxes	1,807	3,121	1,908	999
Provision for income taxes at 39%	705	1,217	744	390

Tax effected and adjusted net income	$1,102	$1,904	$1,164	$609

Tax effected and adjusted net income per common share:
Basic	$0.06	$0.10	$0.06	$0.03

Diluted	$0.06	$0.10	$0.06	$0.03

Weighted average number of shares:
Basic	19,458	19,387	19,373	19,377
Diluted	19,653	19,556	19,373	19,377